Exhibit 99.1

Richard Jenrette Joins Blackstone’s Board of Directors

New York, July 14 2008: The Blackstone Group (NYSE: BX) today announced that Richard H. Jenrette has joined the firm’s Board of Directors.

Mr. Jenrette, who founded Donaldson Lufkin & Jenrette Inc. (DLJ) in 1959 with William Donaldson (later Chairman of the U.S. Securities and Exchange Commission) and Dan Lufkin, and served as DLJ’s Chairman and CEO, was also responsible for taking DLJ public in 1970, making it the first publicly traded investment banking firm in the United States. He later became Chairman and CEO of The Equitable Companies Incorporated.

Mr. Jenrette is also a former Chairman of the Securities Industry Association and has served as a director or trustee of The McGraw-Hill Companies, Advanced Micro Devices Inc., the American Stock Exchange, The Rockefeller Foundation, The Duke Endowment, the University of North Carolina, New York University and the National Trust for Historic Preservation.

Stephen A. Schwarzman, Blackstone’s Chairman and CEO, said; “I have known Dick for almost 40 years, so I am absolutely delighted to have him join our Board of Directors. Dick is a leading figure in the world of finance and I’m confident that Blackstone will greatly benefit from his expertise, his record of innovation and his many leadership roles in the financial services sector.”

Mr. Jenrette commented; “I have watched Blackstone evolve over the years into one of the world’s great alternative asset managers. I am very pleased to become associated with the firm in this new role.”

Blackstone said that Lord Jacob Rothschild is stepping down from its Board of Directors. Mr. Schwarzman said; “It has been a distinct honor and privilege for us to have Jacob on our Board of Directors and we have benefited from his wide range of banking knowledge and many years of experience. We owe him a great deal of thanks for his valuable contribution. We regret his decision to step down from our Board of Directors, but we are delighted to have the continued benefit of his counsel as he has accepted our invitation to serve on our International Advisory Board.”

Contacts:
Peter Rose	John Ford
+1 212 583 5871	+1 212 583 5559
rose@blackstone.com	ford@blackstone.com

About The Blackstone Group

Blackstone (NYSE: BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The Firm accomplishes this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative

The Blackstone Group® L.P.
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212 583-5000

asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement service. Further information is available at www.blackstone.com.